Exhibit 3.3



DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretary of state. biz


_____________________________________________

      Certificate of Amendment
      (PURSUANT TO NRS 78.385 and 78.390)
_____________________________________________


                                             ABOVE SPACE IS FOR OFFICE USE  ONLY

 Important: Read attached instructions before completing form.


        Certificate of Amendment to Articles of Incorporation For Nevada
                               Profit Corporations

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.   Name of corporation:

     APOLO GOLD INC.

2. The articles have been amended as follows (provide article numbers, if available):

     Article ONE of the Articles of Incorporation has been amended to read in its entirety as follows: ONE: The name of this corporation is Apolo Gold & Energy Inc.

     Article SIX of the Company's Articles of Incorporation has been amended to state as follows:

     SIX: The corporation is authorized to issue two (2) classes of shares, to be designated respectively as "Common Shares" and "Preferred Shares". The total number of Common Shares the corporation is authorized to issue is Two Hundred Million (200,000,000) $0,001 par value. The total number of Preferred Shares the corporation is authorized to issue is Twenty Five Million (25,000,000) $0.001 par value. Said Preferred Shares may subsequently receive such designation as may be deemed appropriate by the Board of Directors of the corporation, and the Board of Directors shall have the right to determine or alter the rights, preferences, privileges, and restrictions granted to, or imposed upon said Preferred Shares. Additionally, the Board of Directors shall be empowered to increase or decrease (but not below the number of shares of Common or Preferred Shares then outstanding) the number of shares of any class of shares subsequent to the issue of shares of that class.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the * articles of incorporation have voted in favor of the amendment is:
     ONE:  44,596,220/SIX: 20,533,197

 4.  Effective date of filing (optional):

                                       (must not be later than 90 days after the
                                                 certificate is filed)

 5. Officer Signature (required):    /s/ DENNIS BROVARONE, Legal Officer
                                     -----------------------------------

 *If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.


This form must be accompanied by appropriate fees.
See attached fee schedule.                          Nevada Secretary of State AM
                                                               78.385 Amend 2003
                                                            Revised on: 11/03/03